Exhibit 10.48

AMENDMENT NO. 1

COVANCE INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended and Restated January 1, 2009)

WITNESSETH:

WHEREAS, Covance Inc. (the “Company”) adopted the Covance Inc. Supplemental Executive Retirement Plan (the “SERP”), as amended and restated January 1, 2009, to provide supplemental retirement income to certain of its key executives; and

WHEREAS, the Company desires to amend the SERP so that participants in the SERP will no longer be eligible to receive a gross-up payment to indemnify a participant with respect to any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, upon such participant’s SERP benefit.

NOW, THEREFORE, the SERP is hereby amended, effective January 1, 2011, as follows:

1.                                      A new Section 8.3 is hereby added to the SERP to read in its entirety as follows:

“8.3 No Gross-Up Payments For Participants After 2010. Notwithstanding any provision contained in Section 8.2 to the contrary, no Participant shall be eligible to receive any Gross-Up Payment under Section 8.2 on or after January 1, 2011.

8.3.1.  Modified Cut-Back.  If all or any portion of the Payments and/or any other benefits and payments that a Participant receives or is entitled to receive from the Company, any of its subsidiaries or any other person, whether or not under an existing plan, arrangement or other agreement, constitutes an excess “parachute payment” within the meaning of Section 280G(b) of the Code (each such parachute payment, a “Parachute Payment”), then, in the event that the Accounting Firm determines that it would be economically advantageous for such Participant, the Parachute Payments due to such Participant shall be reduced by an amount that results in the receipt by such Participant on an after-tax basis (including the applicable federal, state and local income taxes, and the excise tax imposed by Section 4999 of the Code) of the greatest total Parachute Payments.  Any such determination by the Accounting Firm shall be made in accordance with the general administration and timing principles set forth in Section 8.2.1.

8.3.2  Ordering of Modified Cutback.  With respect to a Participant, any such reduction provided in Section 8.3.1 shall be made in the following order: (i) any future cash Parachute Payments shall be reduced (if necessary, to zero); (ii) any current cash

Parachute Payments shall be reduced (if necessary, to zero); (iii) all non-cash Parachute Payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) all equity or equity derivative Parachute Payments shall be reduced.”

2.                                      Except as specifically provided in and modified by this Amendment, the SERP is in all other respects hereby ratified and confirmed and references to the SERP shall be deemed to refer to the SERP as modified by this Amendment.

To record the adoption of this Amendment No. 1 to the SERP, Covance Inc. has caused its authorized officer to affix its corporate name this 24th day of February, 2011.

COVANCE INC.

By:	/s/ James W. Lovett

Its:	Corporate Senior Vice President,
General Counsel and Secretary